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                                                             EXHIBIT NO. 99.9(b)


                       [MFS SERIES TRUST VIII LETTERHEAD]




                                        January 1, 1997


MFS Service Center, Inc.
500 Boylston Street
Boston, MA 02116


Dear Sir/Madam:

This will confirm our understanding that Exhibit B to the Shareholder Servicing Agent Agreement between us, dated August 1, 1985, as amended, is hereby amended, effective immediately, to read in its entirety as set forth on Attachment 1 hereto.

Please indicate your acceptance of the foregoing by signing below.


                                        Sincerely,


                                        MFS SERIES TRUST VIII


                                        By: /s/ W. THOMAS LONDON
                                           ------------------------------
                                           W. Thomas London
                                           Treasurer


Accepted and Agreed:

MFS SERVICE CENTER, INC.


By: /s/ JOSEPH W. DELLO RUSSO
    ---------------------------
    Joseph W. Dello Russo
    Treasurer






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                                                                ATTACHMENT 1
                                                                January 1, 1997


                          EXHIBIT B TO THE SHAREHOLDER
                       SERVICING AGENT AGREEMENT BETWEEN
                       MFS SERVICE CENTER, INC. ("MFSC")
                     AND MFS SERIES TRUST VIII (THE "FUND")


The fees to be paid by the Fund on behalf of its series with respect to all shares of each series of the Fund to MFSC, for MFSC's services as shareholder servicing agent, shall be 0.13% of the average daily net assets of the Fund.